                                                                     EXHIBIT 2.1
                              PRE-ACQUISITION AGREEMENT

THE PRE-ACQUISITION AGREEMENT entered into this 10th day of August, 1998.

BETWEEN: RELTEC CORPORATION, a corporation existing under the laws of the State of Delaware, USA,

                                     (hereinafter called the "ACQUIROR")

AND: POSITRON FIBER SYSTEMS CORPORATION, a corporation existing under the laws of Canada,

                                     (hereinafter called the "COMPANY")


                                 RECITALS

WHEREAS:

1. The Acquiror has indicated that it is willing, subject to certain conditions, to make a take-over bid to the shareholders of the Company offering to purchase all of the outstanding common shares of the Company at a price of US$13.625 per common share;

2. The board of directors of the Company has determined to recommend acceptance of the Acquiror offer to the shareholders of the Company, to cooperate with the Acquiror and to take all reasonable action to support the Acquiror offer;

3. The board of directors of the Company has determined to enter into this Agreement; and

4. The Acquiror will make an offer subject to the terms and conditions of this Agreement.

     NOW THEREFORE IN CONSIDERATION of the mutual covenants hereinafter set out, the parties hereto hereby agree as follows:

                                      ARTICLE 1
                                      THE OFFER

THE OFFER. Subject to the terms and conditions of this Agreement the Acquiror agrees to cause a wholly-owned Canadian subsidiary ("BIDCO") to mail, as soon as practicable but, in any event, no later than August 24, 1998 to the holders of common shares of the Company, an offer to purchase all of the common shares (hereinafter called the "SHARES" and the holders of Shares are hereinafter called "SHAREHOLDERS") at a price of US$13.625 per Share, subject to the terms and conditions set out in Schedule A to this Agreement as the same may be amended pursuant to the terms hereof (the "OFFER") and provided that the following conditions have been satisfied:

     Positron Inc. shall have executed the intervention hereto contemporaneously herewith;

     the Company and Positron Inc. shall have executed and delivered an agreement satisfactory to the Acquiror and Positron Inc. amending the Manufacturing Agreement dated as of June 24, 1997 between Positron Inc. and the Company contemporaneously herewith; and amendments to the employment agreements, on terms satisfactory to the Acquiror, with the Company's senior executive officers identified in Schedule B shall have been executed and delivered contemporaneously herewith, such agreements to become effective on successful completion of the Offer.

COMPANY APPROVAL OF THE OFFER.

     The Company represents that its board of directors, upon consultation with its advisors has approved the execution and delivery of this Agreement and has determined unanimously that:

          the Offer is fair from a financial point of view to the Shareholders; and

          it will recommend that Shareholders accept the Offer.

     The Company represents that the board of directors has received an opinion from each of the Company's financial advisors that the Offer is fair from a financial point of view to the Shareholders.

COMPANY COOPERATION. The Company covenants to cooperate with the Acquiror, to take all reasonable action to support the Offer and to provide the Acquiror with a draft copy of any Directors' Circular to be issued, from time to time, prior to the mailing thereof, on a confidential basis, and to provide the Acquiror with a reasonable opportunity to review and provide comments thereon. The Company further covenants to use reasonable commercial efforts to mail the Directors' Circular to be issued in connection with the mailing of the Offer on the same date that the Acquiror mails the Offer to the Shareholders. The Acquiror covenants to provide the Company with a draft copy of any take-over bid circular to be issued in respect of the Offer, prior to the mailing thereof, on a confidential basis, and to provide the Company with a reasonable opportunity to review and provide comments thereon.

JOINT PRESS RELEASE. The parties agree to jointly issue a press release as soon as practicable in a mutually agreeable form.

POST OFFER COVENANTS. If the Acquiror takes up and pays for Shares pursuant to the Offer, the Acquiror and the Company agree to use all reasonable efforts to enable the Acquiror to acquire the balance of the Shares as soon as practicable after completion of the Offer by way of compulsory acquisition, arrangement, amalgamation or other type of acquisition transaction carried out for a consideration per Share of not less than that offered under the Offer. The

Company agrees and represents that its board of directors has determined unanimously to use its and their respective reasonable efforts to enable the Acquiror to elect or appoint all of the directors of the Company as soon as possible after the Acquiror takes up and pays for at least 50% of the Shares pursuant to the Offer.

OUTSTANDING STOCK OPTIONS. The Acquiror agrees to offer to all holders of outstanding options, other than the directors of the Company, whether held pursuant to the Company's stock option plan and other compensation arrangements or otherwise, the opportunity to exchange their options into options to acquire common shares of the capital of the Acquiror (the "EXCHANGE OPTIONS") on terms and in accordance with the conditions set forth in Schedule C. The Company agrees and represents that its board of directors has unanimously resolved to use its and their respective reasonable efforts to encourage all such holders of outstanding options, other than the directors of the Company, to exchange their options, at the expiry of the Offer, into Exchange Options. The Acquiror will take all reasonable actions under applicable securities laws in the United States and the Province of Quebec to enable the holders of Exchange Options to resell the underlying shares of the Acquiror without registration or other similar requirements.

     The directors of the Company will be permitted to exercise their vested options and to sell the Shares they will have acquired pursuant to such exercise under the Offer provided however that the vesting schedule for such options shall not be accelerated by the Company in connection with the Offer or otherwise after the date hereof.

                                     ARTICLE 2

                              COVENANTS OF THE COMPANY

ORDINARY COURSE OF BUSINESS. The Company covenants and agrees that, prior to the time (the "EFFECTIVE TIME") of the appointment or election to the board of directors of the Company of persons designated by the Acquiror pursuant to
Section 0, unless the Acquiror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

     The Company shall, and shall cause each corporation or other legal entity of which the Company or any of its subsidiaries owns or controls, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body (collectively its "SUBSIDIARIES") to conduct its and their respective business only in and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

     The Company shall not directly or indirectly do or permit to occur any of the following, whether directly or indirectly:

     issue, sell, pledge, lease, dispose of, grant any interest in, encumber or agree to issue, sell, pledge, lease, dispose of, grant any interest in or encumber (or permit any of its Subsidiaries to issue, sell, pledge, lease, dispose of, grant any interest in, encumber or agree to issue, sell, pledge, lease, dispose of, grant any interest in or encumber):

          any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Company or any of its Subsidiaries (other than pursuant to the exercise of employee and director stock options currently outstanding), or any assets of the Company having a value individually of more than US$100,000 or in the aggregate of more than US$500,000, or of any of its Subsidiaries (except for sales of inventory in the ordinary course of business and except as required for the lease for the new Montreal premises);

     amend or propose to amend its articles or by-laws or those of any of its Subsidiaries;

     split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares;

     redeem, purchase or offer to purchase (or permit any of its Subsidiaries to redeem, purchase or offer to purchase) any Shares or other securities of the Company or any of its Subsidiaries;

     except as set forth in Section 1.5, reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other person, corporation, partnership or other business organization whatsoever;

     acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person, corporation, partnership or other business organization or division or acquire or agree to acquire any material assets except as necessary or advisable for the purposes of the relocation of its Montreal office and except for acquisition of assets in the ordinary course of business having a value not exceeding individually US$100,000 and in the aggregate US$500,000; or

     incur or commit to incur any indebtedness for borrowed money except for borrowings not exceeding in the aggregate Cdn.$1.5 million for the purposes of working capital or equipment purchases in the ordinary course of business and consistent with past practice;

The Company shall not, and shall cause each of its Subsidiaries to not (otherwise than as may be contemplated in Sections 1.1, 0 and 0 of this Agreement):

     enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors of the Company other than pursuant to agreements in effect (without amendment) on the date hereof; or

     in the case of employees who are not officers or directors, take any action other than in the ordinary course of business with respect to the entering into or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension benefits, retirement allowances, deferred compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable otherwise than pursuant to agreements, policies or arrangements in effect (without amendment) on the date hereof;

The Company shall use its reasonable efforts to cause its current insurance (or re-insurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

The Company shall:

     use its reasonable efforts, and cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their respective business operations, business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

     not take any action, or permit any of its Subsidiaries to take any action, that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and

     promptly notify the Acquiror orally and in writing of any material adverse change in the normal course of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' properties, and of any material governmental or third party complaints, orders, investigations or hearings (or communications indicating that the same may be contemplated);

     The Company shall not settle or compromise any claim brought by any current, future, former or purported holder of any securities of the Company in connection with the transactions contemplated by this Agreement or the Offer prior to the Effective Time;

     The Company shall not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 0, except as contemplated herein; and

     The Company shall not settle, compromise or enter into any agreement with any person with respect to allegations related to infringements of Intellectual Property (as defined in Section 12 of Schedule A) rights of such person.

NON-SOLICITATION.

     The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries, solicit or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding any merger, amalgamation, reorganization, recapitalization, take-over bid, sale of substantial assets, sale of treasury shares or similar transactions involving the Company or any Subsidiaries of the Company (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"), provided nothing contained in this Section 0 or in any other provision of this Agreement shall prevent the board of directors of the Company from considering, negotiating, approving and recommending to the Shareholders an unsolicited BONA FIDE written Acquisition Proposal for which adequate financial arrangements have been made, which the board of directors of the Company determines in good faith (after consultation with its financial advisors, and after receiving a written opinion of outside counsel, or advice of outside counsel that is reflected in the minutes of the board of directors of the Company, to the effect that the board of directors is required to do so in order to discharge properly its fiduciary duties) would, if consummated in accordance with its terms, result in a transaction more favourable to the Shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "SUPERIOR PROPOSAL").

     The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the Acquiror) with respect to any potential Acquisition Proposal. The Company agrees not to release any third party from any confidentiality agreement (other than confidentiality agreements entered into in the ordinary course of business not related to any potential Acquisition Proposal) or standstill agreement to which the Company and such third party is a party or to waive any of the provisions of such agreements. The Company shall immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to a potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured.

     The Company shall immediately notify the Acquiror of any Acquisition
          Proposal or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs any member of the board of directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to the Acquiror shall be made, from time to time, orally and confirmed in writing and shall indicate such material details of the proposal, inquiry or contact known to such person other than the identity of the person making such proposal, inquiry or contact.

     If the board of directors of the Company receives a request for material non-public information from a party who proposes to the Company a BONA FIDE Acquisition Proposal and the board of directors of the Company determines that such proposal is a Superior Proposal pursuant to
          Section 0, then, and only in such case, the Company may, subject to the prior execution and delivery of a confidentiality agreement in substantially the same form and containing the same restrictions and limitations as are set forth in the confidentiality agreement then in effect between the Company and the Acquiror, provide such party with access to information regarding the Company.

     The Company shall ensure that the officers, directors and senior employees of the Company and its Subsidiaries and any investment bankers or other advisors or representatives retained by the Company are aware of the provisions of this Section 0, and the Company shall be responsible for any breach of this Section 0 by such bankers, advisors or representatives.

ACCESS TO INFORMATION. Subject to the existing Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT") between NationsBanc Montgomery Securities LLC, on behalf of the Company, and the Acquiror dated June 18, 1998, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford the Acquiror's officers, employees, counsel, accountants and other authorized representatives and advisors ("REPRESENTATIVES") reasonable access, during normal business hours from the date hereof and until the expiration of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Acquiror all information concerning its business, properties and personnel as the Acquiror may reasonably request, subject to any prior agreements as to confidentiality binding upon the Company.

EMPLOYMENT ARRANGEMENTS. The Company shall use all reasonable efforts to negotiate and settle amendments to existing agreements with the senior executive officers listed in Schedule B hereto as contemplated in Section 0(0).

STANDSTILL, NON-SOLICITATION AND RELATED PROVISIONS. The Company hereby waives the standstill provisions found in Section 5 of the Confidentiality Agreement in respect of the Offer and the acquisition of Shares and options for Shares thereunder in accordance with applicable securities legislation, and acknowledges that the provisions of the second sentence of Section 11 are no longer effective and have been superseded and replaced by the provisions of this Agreement. For greater certainty, the parties acknowledge that the Confidentiality Agreement shall otherwise continue in full force and effect.

                                     ARTICLE 3
                            FEES AND OTHER ARRANGEMENTS

FEE EVENTS.  If at any time after the execution of this Agreement:

               the board of directors has withdrawn, redefined or changed, during the term of the Offer, any of its recommendations, resolutions or determinations referred to in Section 0 in a manner adverse to the Acquiror or shall have resolved to do so;

               the board of directors shall have failed to reaffirm its
                    recommendation of the Acquiror's Offer (i) by press statement within 5 days after the public announcement or commencement of any Acquisition Proposal or any amendment to such Acquisition Proposal, and (ii) in a Directors' Circular within 10 days after the mailing of any such Acquisition Proposal or amendment; or

               an Acquisition Proposal is made to the Shareholders or to the
                    Company and upon the expiry of the Offer, Shares have been taken up and paid for under such other Acquisition Proposal or such other Acquisition Proposal has not expired or been withdrawn, and, in either case, the Minimum Condition (as defined in Schedule A to this Agreement) of the Offer has not been satisfied;

               (each of the above being a "FEE EVENT"), then the Company shall pay to the Acquiror: (i) if the proposer of the Acquisition Proposal is an entity that executed a confidentiality agreement with the Company related to a possible Acquisition Proposal prior to the date hereof, or an affiliate (within the meaning of the CANADA BUSINESS CORPORATION ACT ("CBCA")) of, or an entity acting in concert with such an entity, an aggregate amount of US$10.0 million; or (ii) in all other cases, an aggregate amount of US$7.5 million; in either case, in immediately available funds to an account designated by the Acquiror, such amount to be due and payable within one business day after the first to occur of the Fee Events described above; provided that the Company shall only be obligated to make one payment pursuant to this
               Section 3.1.

                                     ARTICLE 4
                             COVENANTS OF THE ACQUIROR

EMPLOYMENT AGREEMENTS. The Acquiror covenants and agrees, and after the Effective Time will cause the Company and any successor to the Company, to agree, to honour and comply with the terms of those existing written employment agreements and severance agreements and severance policies of the Company which the Company has disclosed to the Acquiror in the Disclosure Letter.

INDEMNIFICATION. The Acquiror shall cause the Company to indemnify the existing directors and officers of the Company to the extent permitted or required by the CBCA and the by-laws of the Company (as in effect on the date hereof) with respect to any claim based in whole or in part on, or arising in whole or in part out of, the fact that such director or officer is or was a director or an officer of the Company or any of its Subsidiaries.

OFFICERS' AND DIRECTORS' INSURANCE. The Acquiror agrees to use reasonable efforts to secure directors' and officers' insurance coverage for the Company's current and former directors and officers on a six-year "TRAILING" (or "RUN-OFF") basis. If a trailing policy is not available at a reasonable cost (a "REASONABLE COST" being not greater than the estimated cost of providing the coverage referred to in this and the next sentence), then the Acquiror agrees that for the entire period from the Effective Time until three years after the Effective Time, the Acquiror will cause the Company or any successor to the Company to maintain the Company's current directors' and officers' insurance policy or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof ("EQUIVALENT INSURANCE"), for all current and former directors and officers of the Company, covering claims made prior to or within three years after the Effective Time. Further, the Acquiror agrees that after the expiration of that three year period, the Acquiror will use its reasonable efforts to cause such directors and officers to be covered under the Acquiror's then existing directors' and officers' insurance policy.

FINANCING AND PAYMENT FOR THE SHARES. The Acquiror shall ensure that Bidco has all financing required and otherwise takes all actions necessary to give effect to this Agreement. Bidco shall take up and pay for all Shares deposited under the Offer within ten days of the satisfaction or waiver of the Minimum Condition as defined in Schedule A and if, on such date, all other conditions described in Schedule A hereto shall have been satisfied or waived.

AMENDMENT TO THE OFFER. The Acquiror hereby agrees that it will not amend, modify or change the Offer without the prior written consent of the Company other than to increase the consideration, extend the expiry thereof to a date not later than November 15, 1998 (unless the Acquiror has taken up Shares under the Offer on or prior to that date, in which event it may, in its sole discretion, extend the expiry thereof beyond such date) or waive any conditions to the Offer. The Acquiror shall consult with the Company with respect to the terms and conditions of such proposed amendment, modification or change to the Offer. Notwithstanding this Section 0, the Acquiror may, in its sole discretion, without any approval from or consultation with the Company, but subject to compliance with applicable securities laws, amend the Offer or commence another offer or offers containing such provisions as it may deem necessary or desirable from time to time, at any time after the announcement of an Acquisition Proposal by any person other than the Acquiror or Bidco.

                                     ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

REPRESENTATIONS. The Company hereby provides to the Acquiror, as of the date hereof, those representations and warranties as set forth in Schedule D to this Agreement (and acknowledges that the Acquiror is relying upon those representations and warranties in connection with entering into this Agreement).

INVESTIGATION. Any investigation by the Acquiror and its advisors shall not mitigate, diminish or affect the representations and warranties of the Company provided pursuant to this Agreement. Where the provisions of Schedule D or elsewhere in this Agreement refer to disclosure in writing, such disclosure shall be made expressly in response to the applicable provision and shall be signed by a senior officer of the Company.

                                     ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

REPRESENTATIONS. The Acquiror hereby provides to the Company, as of the date hereof, those representations and warranties set forth in Schedule E to this Agreement (and acknowledges that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement).

                                     ARTICLE 7
                                  MUTUAL COVENANTS

CONSULTATION. The Acquiror and the Company agree to consult with each other in issuing any press releases or otherwise making public statements with respect to the Offer or any other Acquisition Proposal (other than a Superior Proposal) and in making any filings with any federal, provincial or state governmental or regulatory agency or with any securities exchange with respect thereto. Each party shall use its reasonable efforts to enable the other party to review and comment on all such press releases prior to release thereof.

FURTHER ASSURANCE. Subject to the terms and conditions herein, the Acquiror and the Company agree to use their respective reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Offer. The Company and the Acquiror will, and will cause each of their respective Subsidiaries to, use their reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts or agreements (including, in particular but without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to the Company's or to its Subsidiaries' operations), (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial, state or foreign law or regulations with respect to this Agreement or the Offer, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the Offer, and (iv) to fulfil all conditions and satisfy all provisions of this Agreement and the Offer. The Acquiror and the Company agree to use reasonable efforts, and more specifically to make available their respective personnel, to plan for the smooth integration of the operations of the Company with those of the Acquiror.

                                     ARTICLE 8
                                    TERMINATION

TERMINATION. This Agreement may be terminated prior to the Effective Time:

     by mutual written consent of the Acquiror and the Company;

     by either the Acquiror or the Company after November 15, 1998 if the Acquiror has not accepted and taken-up any Shares pursuant to the Offer by such date;

     by either the Acquiror or the Company, if the Minimum Condition or any other condition of the Offer has not been satisfied or waived on the expiry of the Offer, as the same may be extended from time to time by the Acquiror pursuant to the terms of the Offer;

     by the Company (upon payment of the fee set forth in Section 3.1) or by the Acquiror at any time following the occurrence of a Fee Event as provided in Section 0; or

     by the Company, if the Acquiror does not mail the Offer as provided in
          Section 0, provided that no Fee Event has occurred;

except that the obligations set forth in Section 0 shall survive the termination of this Agreement, other than in respect of a termination pursuant to Section 0 above and any termination pursuant hereto shall be without prejudice to any rights a party may have related to a breach of representation, warranty or covenant prior to such termination.

WITHDRAWAL OF OFFER. If this Agreement is terminated as provided in Sections 0.1, 8.1.2, 8.1.3 or 8.1.4 above, the Acquiror may terminate or withdraw the Offer without any liability or further obligation under this Agreement.

                                     ARTICLE 9
                                   MISCELLANEOUS

SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any national or provincial court having jurisdiction, this being in addition to any other remedy to which they are entitled to at law or in equity.

AMENDMENT OR WAIVER. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by the Acquiror and the Company; provided, however, that either the Acquiror or the Company may in its discretion waive a condition herein which is solely for its benefit without the consent of the other. No waiver of any nature, in any one or more instances, shall be deemed or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements or understandings with respect thereto.

HEADINGS. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provisions of this Agreement.

NOTICES. All notices or other communications which are required or permitted hereunder shall be communicated confidentially and in writing and shall be sufficient if delivered personally, or sent by confidential telecopier addressed as follows:

     To the Acquiror:

     RELTEC CORPORATION

     5900 Landerbrook Dr.
     Suite 300
     Cleveland, OH
     44124-4019

     ATTENTION: SCOTT A. FINE, VICE-PRESIDENT, FINANCE

     Facsimile:  (440) 460-3660

     With a Copy to:

     STIKEMAN, ELLIOTT
     1155 Rene Levesque Blvd. West
     Suite 4000
     Montreal, Quebec
     H3B 3V2

     ATTENTION:  EDWARD B. CLAXTON

     Facsimile:  (514) 397-3222

     To the Company:

     POSITRON FIBER SYSTEMS CORPORATION
     5101 Buchan Street
     Montreal, Quebec
     H4P 2R9

     ATTENTION: DONALD GIBBS, PRESIDENT AND CEO

     Facsimile:  (514) 345-2299

     With a Copy to:

     MCCARTHY TTRAULT
     40 Elgin Street
     Suite 1400
     Ottawa, Ontario
     K1P 5K6

     ATTENTION: ROBERT D. CHAPMAN

     Facsimile:  (613) 563-9386

     To the Intervenant:

     POSITRON INC.
5101 Buchan Street
     Montreal, Quebec
     H4P 2R9

     ATTENTION: REGINALD WEISER

     Facsimile:  (514) 345-2227

     With a Copy to:

     MARTINEAU WALKER
     Stock Exchange Tower
     Suite 3400
     800 Place Victoria
     Montreal (Quebec)
     H4Z 1E9

     ATTENTION: BERNARD BUSSIRES

     Facsimile:  (514) 397-7600

COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one Agreement.

EXPENSES. Each party will pay its own expenses. The Acquiror and the Company represent and warrant to each other that, except for NationsBanc Montgomery Securities LLC and Griffiths McBurney & Partners in the case of the Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer. The Company has provided to the Acquiror a correct and complete copy of all agreements between the Company and each of its financial advisors as are in existence at the date hereof. The Company covenants not to amend the terms of any such agreements relating to the payment of fees and expenses without the prior written approval of the Acquiror.

ASSIGNMENT. The Acquiror may assign all or any part of its rights or obligations under this Agreement to a direct or indirect Subsidiary of the Acquiror, but, if such assignment takes place, the Acquiror shall continue to be liable to the Company for any default in performance by the assignee. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party.

SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

CHOICE OF LAW. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of Quebec.

LANGUAGE. The parties have specifically requested that the present Agreement be written in the English language. Les parties aux presentes ont expressement exige que les presentes soient ecrites en langue anglaise.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized as of the date first written above.

                                        RELTEC CORPORATION


                                        By:
                                                       (SIGNED)
                                           ---------------------------------
                                        Name:
                                        Title:

                                        POSITRON FIBER SYSTEMS CORPORATION

                                        By:
                                                       (SIGNED)
                                           ---------------------------------
                                        Name:
                                        Title:

                                     INTERVENTION

     Positron Inc. and Reginald Weiser hereby acknowledge having received a copy of this Agreement and, having read the Agreement, agree and undertake for the benefit of RELTEC Corporation as follows:

1. Each of Positron Inc. and Reginald Weiser hereby irrevocably agrees to deposit or cause to be deposited all the Shares it or he beneficially owns or controls, directly or indirectly, together with a completed and executed letter of transmittal, under the Offer as soon as practicable after the Offer has been made and, in any event, on or before the 3rd business day after the date that the Offer is made. RELTEC Corporation understands that Positron Inc. and Reginald Weiser are subject to certain restrictions contained in an escrow agreement described in the Disclosure Letter entered into in connection with the initial public offering of the Company, and that Positron Inc.'s and Reginald Weiser's respective obligations to deposit Shares into the Offer is subject to the requirement of obtaining consent to the release from such escrow from regulatory authorities, notably The Toronto Stock Exchange and the Montreal Exchange. Positron Inc. and Reginald Weiser will exercise their best efforts to obtain such consent on a timely basis.

2. Each of Positron Inc. and Reginald Weiser irrevocably agrees not to withdraw or take any action to withdraw or permit to be withdrawn any of the Shares it or he beneficially owns or controls, directly or indirectly, following their deposit under the Offer, notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it or he might have, prior to the taking up of the Shares under the Offer, except if the Acquiror or Bidco does not take up Shares under the Offer on or prior to the date specified in Section 0 of the Agreement (subject, however, to the rights set forth in Section 3 of this Intervention, which shall survive the date specified in Section 8.1.2 to February 24) or if the Acquiror permits the Offer to lapse without taking up Shares before that date.

3. Notwithstanding Sections 1 and 2 of this Intervention, Positron Inc. and Reginald Weiser may withdraw Shares beneficially owned or controlled by it or him from the Offer and deposit such Shares in an offer made pursuant to a Superior Proposal; provided that if RELTEC Corporation modifies the Offer or makes a new offer, not later than five days prior to the final date for acceptance and deposit or other action required by Shareholders under the Superior Proposal, which provides for consideration in cash or in securities or any combination thereof having a value which is equal to or greater than the Superior Proposal (a "COUNTEROFFER"), each of Positron Inc. and Reginald Weiser agrees to not withdraw or to deposit or cause to be deposited (as the case may be) all the Shares it or he beneficially owns or controls, directly or indirectly, under the Counteroffer and Sections 1, 2 and 3 of this Intervention will apply to such Shares, MUTATIS MUTANDIS. If a Superior Proposal is made or announced to the Shareholders before Bidco has taken-up Shares under the Offer, RELTEC Corporation agrees to cause Bidco not to take up and pay for such Shares of Positron Inc. and Reginald Weiser in a manner which would frustrate the withdrawal rights granted in this Section 3 unless it has first made or announced a Counteroffer or the Superior Offer has been withdrawn or has expired without any Shares being taken up thereunder. If either or both of the Superior Proposal and the Counteroffer provides for non-cash consideration to be paid to Shareholders, the parties shall use reasonable efforts to agree whether the value of the consideration under the Counteroffer is, or is not, equal to or greater than the Superior Proposal, and if unable to agree within five days of the date on which the Board of Directors of the Company mails to the Shareholders its directors' circular with respect to their Counteroffer, each of RELTEC Corporation, on the one hand, and Positron Inc. and Reginald Weiser, on the other, shall appoint a securities dealer or other qualified valuator of securities, which securities dealers or valuators shall use reasonable efforts to agree such matter. If such securities dealers or valuators are unable to agree such matter within five days of their appointment, the two shall appoint a third securities dealer or other qualified valuator, which shall determine such matter. The fees and expenses of the securities dealers or other valuators shall be borne by the parties appointing them, and the fees and disbursements of the third securities dealer or valuator, if any, shall be borne by the party whose position relative to the question determined is not consistent with the determination by the third securities dealer or valuator.

4. Except as expressly permitted by Section 3 of this Intervention, Positron Inc. and Reginald Weiser will not (i) sell or transfer the Shares it beneficially owns or controls, directly or indirectly, to any party other than the Acquiror, or (ii) directly or indirectly, through any officer, director, employee, representative or agent (other than the participation of Reginald Weiser related to the discharge of his fiduciary duties as a director of the Company, solicit or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding, or participate in or undertake any discussions or negotiations regarding, the sale or transfer of the Shares it beneficially owns or controls, directly or indirectly, with any party other than the Acquiror, at any time prior to the date specified in Section 8.1.2 of the Agreement. Positron Inc. and Reginald Weiser shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the Acquiror) with respect to such matters.

5. Positron Inc. is not aware (without having conducted any investigation or inquiry) that any of the representations and warranties of the Company set forth in the Agreement are untrue or inaccurate in any material respect.

6. Positron Inc. and Reginald Weiser understand that the goodwill, intellectual property, personnel and expertise of the Company in carrying out its business are major considerations of RELTEC Corporation agreeing to make the Offer, and, provided that RELTEC Corporation undertakes in favour of Positron Inc. as set out below, agree that, for a period of three years following the first date on which RELTEC Corporation takes up Shares under the Offer, they will not, directly or indirectly, without the prior consent of RELTEC Corporation:

     design, develop or market fiber optic add/drop multiplexers based on the synchronous optical network ("SONET") and synchronous digital hierarchy ("SDH") transmission standards, except that Positron Inc. may carry on the business of a contract manufacturer for the Company or for other entities which carry on such a business in accordance with designs provided by the Company or such other entities; or

     contact or solicit any employee or officer of the Company for the purposes of offering him or her employment or remunerated work with any person other than the Company (provided that solicitation of the public in media of general circulation will not be deemed to be solicitation for such purposes).

7. The obligations under this Intervention shall terminate if the Offer is not made on or prior to August 24, 1998 or if the Agreement is terminated for whatever reasons, Positron Inc. Reginald Weiser and RELTEC Corporation agree, however, that the obligations set out in Section 3 of this Intervention shall survive the termination of the Agreement until February 24, 1998 (after which the rights and obligations set out in Section 3 shall terminate) as a binding agreement between them notwithstanding termination of the Agreement pursuant to Section 8.1 thereof.

     Positron Inc. and Reginald Weiser acknowledge that RELTEC Corporation is relying on this intervention in connection with the Offer pursuant to this Agreement and further acknowledge that RELTEC Corporation would not have entered into this Agreement nor would it make the Offer without such intervention.

IN WITNESS WHEREOF, the undersigned has executed this intervention on the date and at the place first above-mentioned.


                                        ------------------------------------
                                        Reginald Weiser, for himself and for
                                        Positron Inc.

RELTEC Corporation hereby accepts the terms and conditions of this intervention by Positron Inc. and Reginald Weiser, and agrees that it will not, for a period of three years following the first date on which RELTEC Corporation takes up Shares under the Offer, directly or indirectly, without the prior consent of Positron Inc., contact or solicit any employee or officer of Positron Inc. for the purposes of offering him or her employment or remunerated work (provided that solicitation of the public in media of general circulation will not be deemed to be solicitation for such purposes).



                                        RELTEC CORPORATION

                                        By:
                                           ------------------------------
                                        Name:
                                        Title:

                                     SCHEDULE A

                                 TERMS OF THE OFFER

1. GENERAL TERMS. The Offer shall be made by a circular bid prepared in compliance with the SECURITIES ACT (Quebec) and other applicable securities laws.

2. EXPIRY DATE. The Offer shall be open until the 21st day following the mailing of the Offer (provided that the Acquiror may extend such period of time in its sole discretion to a date no later than November 15, 1998).

3. OFFER PRICE. The Offer shall be made in cash at a price of not less than US$13.625 per Share (including Shares which may become outstanding on the exercise of options, warrants or other rights to purchase Shares).

4. CONDITIONS OF THE OFFER. The Offer shall not be subject to any conditions other than those substantially described as follows:

     (a) at the expiry time there shall have been validly deposited under the Offer and not withdrawn a number of Shares which constitutes at least 66 2/3% of the outstanding Shares (calculated on a Fully Diluted Basis (the "MINIMUM CONDITION"). When used in this Agreement "Fully Diluted Basis" shall exclude any options for which option holders of the Company have agreed to exchange such options into Exchange Options, as contemplated by Section 1.6 of the Agreement;

     (b) the Acquiror shall have determined, acting reasonably, that: (i) no material right, property, franchise or license of the Company or any of its Subsidiaries has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, whether as a result of the making of the Offer, the taking up and paying for Shares deposited under the Offer or otherwise which might make it inadvisable for the Acquiror to proceed with the Offer and/or with the taking up and paying for the Shares under the Offer, and (ii) no covenant, term or condition of any instrument or agreement of the Company or its Subsidiaries not previously disclosed or made available to the Acquiror prior to the date hereof, exists which might make it inadvisable for the Acquiror to proceed with the Offer and/or with the taking up and paying for the Shares under the Offer (including without limitation any default, acceleration or other adverse event that may ensue as a result of the Acquiror taking up and paying for the Shares under the Offer);

     (c) there shall not have occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, governmental regulation, inquiry or other occurrence of any nature whatsoever which, in the judgment of the Acquiror acting reasonably, materially adversely affects or involves, or may materially adversely affect or involve, the financial condition, business, operations, assets, affairs or prospects of the Company or any of its Subsidiaries or the timing and consummation of the Offer;

     (d) any applicable waiting periods under any competition, merger control or similar law (including without limitation the HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (United States)), regulation or other governmental authority having jurisdiction over the Acquiror, or the Company or the Offer or any other transaction contemplated by the Offer with respect to any such matters shall have expired or been terminated in respect of such transactions;

     (e) no act, action, suit or proceeding shall have been threatened or taken before or by any Canadian or United States federal, provincial, state or foreign court or other tribunal or governmental agency or other regulatory or administrative agency or commission or by any elected or appointed public official or private person (including without limitation any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere, whether or not having the force of law, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied, whether or not having the force of law, which could reasonably be expected to have the effect of:

          (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more costly the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Shares by the Acquiror, the completion of a compulsory acquisition or any subsequent acquisition transaction or the consummation of any of the transactions contemplated by the Offer;

          (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its Subsidiaries, or by the Acquiror, directly or indirectly, of all or any material portion of the business or assets of the Company, on a consolidated basis, or the Acquiror, directly or indirectly, or compelling the Acquiror, directly or indirectly, to dispose of or hold separate all or any material portion of the business or assets of the Company, on a consolidated basis, or the Acquiror, directly or indirectly, as a result of the transactions contemplated by the Offer;

          (iii) imposing or confirming limitations on the ability of the Acquiror, directly or indirectly, effectively to acquire or hold or to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by the Acquiror, directly or indirectly, on all matters properly presented to the Shareholders of the Company, including without limitation the right to vote any shares of capital stock of any Subsidiary (other than immaterial Subsidiaries) directly or indirectly owned by the Company, except as such rights may be limited by applicable securities laws and policies;

          (iv) requiring divestiture by the Acquiror, directly or indirectly, of any Shares; or

          (v) materially adversely affecting the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or the value of the Shares to the Acquiror;

     (f) there shall not exist any prohibition at law against the Acquiror making the Offer or taking up and paying for all of the Shares under the Offer or completing any compulsory acquisition or any subsequent acquisition transaction;

     (g) there shall not have occurred (or if there shall have occurred prior to the commencement of the Offer and not publicly disclosed, there shall not have been generally disclosed or disclosed to the Acquiror in writing after the commencement of the Offer) any change (or any condition, event or development involving a prospective change) in the business, management, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise other than as described in Section 2.1.8 of the Agreement), whether contractual or otherwise, of the Company or any of its Subsidiaries considered as a whole which, in the reasonable opinion of the Acquiror, is materially adverse;

     (h) the Director of Investigation and Research appointed under the COMPETITION ACT (Canada) shall not have advised the Acquiror, in writing, that he intends to oppose the acquisition of the Shares or that he shall not have taken, threatened to take or advised the Acquiror that he intends to take proceedings under the merger provisions of Part VIII or under Section 45 of the COMPETITION ACT in respect of the purchase of Shares;

     (i) (A) neither the board of directors of the Company nor any committee thereof shall have approved or recommended to the Company's Shareholders any proposal or any other acquisition of Shares other than the Offer, (B) no corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a take-over bid (other than the Offer), tender offer or exchange offer, merger, sale of assets, amalgamation, plan of arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction with or involving the Company or any of its Subsidiaries and (C) neither the board of directors of the Company nor any committee thereof shall have resolved to do any of the foregoing; and

     (j) there shall not have occurred any material breach by the Company of any of the representations, warranties or covenants of this Agreement or any termination of this Agreement pursuant to the terms thereof.

     (k) Positron Inc. shall not have repudiated its obligation to tender all the Shares it beneficially owns, directly or indirectly, pursuant to the Offer or otherwise breached its obligations contained in the intervention hereto; and

     (l) there shall not have been any amendment to the Company's existing stock option agreements or senior executive officer employment agreements, except as set forth in paragraph 1.1(iii) and Section 1.6 of this Agreement and no further issuances of stock options shall have taken place on or after July 27, 1998.

     The foregoing conditions shall be for the exclusive benefit of the Acquiror and may be waived by the Acquiror in whole or in part at any time and from time to time, both before or after the expiry time.

                                     SCHEDULE B

                         POSITRON FIBER SYSTEMS CORPORATION

                             SENIOR EXECUTIVE OFFICERS

Donald R. Gibbs

Andrew R. Knott

Claude Champagne

Sami Yazdi

Peter Conlon

                                     SCHEDULE C

                              TERMS OF OPTION EXCHANGE

ROLLOVER OPTIONS

Options for the purchase of Positron Fiber Systems Corporation Common Shares ("POSITRON OPTIONS") currently issued and outstanding, whether vested or unvested, may be rolled into RELTEC Corporation options for the purchase of Common Stock, par value $.01 per share ("ROLLED RELTEC OPTIONS") as follows:

Rolled RELTEC Options =  Positron Options x Exchange Ratio

"EXCHANGE RATIO" shall mean a fraction, the numerator of which is US$13.625 and the denominator of which is (in United States dollars) the average of the closing price for RELTEC Common Stock on the New York Stock Exchange for the twenty (20) trading days preceding the first day that shares are taken up under the Offer, as that term is defined under the Pre-Acquisition Agreement between Positron Fiber Systems Corporation and RELTEC Corporation, and weighted for trading volumes of RELTEC Common Stock on each such day. No fractional options will be granted. Rolled RELTEC Options will be rounded to the next lowest whole number.

Other terms will be substantially similar to the terms of the Positron Options (i.e., the vesting schedule will carry over from the Positron Options so that options that were vested remain vested and options that were not vested continue to vest on the same schedule). For further certainty, immediately following the rollover of Positron Options, the Optionee will have Rolled RELTEC Options in an amount and with an exercise price which, if exercised in their entirety, would result in the same exercise costs to the Optionee as an exercise of the Optionee's Positron Options would have had if they were exercised in their entirety immediately prior to the rollover.

MATCHING OPTIONS

RELTEC Corporation will offer to holders of Positron Options the right to receive an additional RELTEC Option as follows:

If the Optionee rolls vested Positron Options into Rolled RELTEC Options, Optionee will be granted one RELTEC Option ("Matching RELTEC Option") for each vested Rolled RELTEC Option received in the exchange, up to a maximum of 50,000 Matching RELTEC Options per Optionee.

Matching RELTEC Options would be issued in a form substantially similar to the standard form of Non-Qualified Stock Option which has been approved for option grants under the RELTEC Corporation 1998 Equity Plan (the "Stock Option Agreement").

Matching RELTEC Options would be forfeitable in the event and to the extent that the Rolled RELTEC Options (against which the Matching RELTEC Options were issued) are exercised and the stock issued as a result of the stock option exercise is sold prior to December 31, 1999.

Thereafter, the Matching RELTEC Options would not be forfeitable as a result of any subsequent stock sale.

Matching RELTEC Options would vest 20% on each December 31 after the grant of the option, with the first 20% tranche vesting on December 31, 1999. Vesting would not be accelerated prior to December 31, 1999 in the event that there is a "Change in Control" as defined in the Stock Option Agreement prior to that date.

Matching RELTEC Options will have an exercise price equal to the denominator of the Exchange Ratio, as described above.

Any reference hereinabove to an "option" shall mean an option to purchase one share of stock.

                                     SCHEDULE D

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1. ORGANIZATION. Each of the Company and each of its direct and indirect Subsidiaries (collectively, the "SUBSIDIARIES") which are listed in the letter from the Company to the Acquiror dated the date hereof (the "DISCLOSURE LETTER"), has been duly incorporated or formed under applicable law, is validly existing and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. Except as set forth in the Disclosure Letter, the Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Company's business or the location of its properties makes such qualification necessary, except for any such failure to qualify or to be in good standing as shall not have a material adverse effect on the Company. All of the outstanding shares of capital stock and other ownership interests of the Subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests owned directly or indirectly by the Company are owned free and clear of all material liens, claims or encumbrances, and except as set forth in the Disclosure Letter, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any shares of capital stock or other ownership interests in any of the Subsidiaries.

2. CAPITALIZATION. The authorized capital of stock of the Company consists of an unlimited number of preferred shares, issuable in series, and an unlimited number of common shares. As of the date hereof, there are 13,276,209 Shares issued and outstanding. As at the date hereof, up to a maximum of 2,100,000 Shares may be issued pursuant to outstanding stock option entitlements of which the rights to acquire 763,150 Shares are vested. Except as described in the immediately preceding sentence, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any Subsidiary to issue or sell any shares of any capital stock of the Company or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company, any Subsidiary or any other person, nor, except as disclosed to the Acquiror prior to the date hereof, is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company or any Subsidiary.

3. AUTHORITY. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity. Except as set forth in the Disclosure Letter, the execution and delivery by the Company of this Agreement and performance by it of its obligations hereunder and (subject to satisfying the conditions to the Offer specified in Section 4(d) of Schedule A with respect to subparagraph A(ii) below) the completion of the Offer and the transactions contemplated thereby, will not:


     (A) result in a violation or breach of or default under, require any consent to be obtained under or give rise to any termination rights under any provision of:

          (i) its or any Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Subsidiary;

          (ii)   any law, regulation, order, judgment or decree; or

          (iii) any material contract, agreement, license, franchise or permit to which the Company or any Subsidiary is bound or is subject or is the beneficiary;

     (B) give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

     (C) result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Subsidiary, or restrict, hinder, impair or limit the ability of the Company or any Subsidiary to carry on the business of the Company or any Subsidiary as and where it is now being carried on.

4. ABSENCE OF CHANGES. Since March 31, 1998, and except as set forth in the Disclosure Letter (i) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Company or any Subsidiary has been incurred, except as permitted in this Agreement, and (iii) there has not been any material adverse change in the financial conditions, results of operations or businesses of the Company or any Subsidiary.

5. NO SHAREHOLDERS RIGHTS PLAN. The Company is not a party to or bound by any Shareholders rights plan or other plan of similar nature providing for any rights of the Shareholders to acquire Shares, other securities or assets of the Company in the event of an acquisition of a material number of Shares by an acquiror.

6. EMPLOYMENT AGREEMENTS. Other than as disclosed in the Disclosure Letter, neither the Company nor any Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any person.

7. DISCLOSURE. Except as set forth herein and in the Disclosure Letter or as publicly disclosed prior to the date hereof, the Company is not aware of any information known to it regarding any event, circumstance or action taken or failed to be taken which could materially and adversely affect the business, operations, assets, capitalization, financial condition, prospects, rights or liabilities of or relating to the Company or any Subsidiary.

8. FINANCIAL STATEMENTS. The audited consolidated balance sheets and consolidated statements of loss and deficit and consolidated statements of changes in financial position as at or for the periods ended March 31, 1998 and March 31, 1997, as applicable, were prepared in accordance with generally accepted accounting principles in Canada and adjustments as required for United States generally accepted accounting principles, as disclosed in the footnotes to the financial statements, consistently applied, and fairly present the consolidated financial condition of the Company at the respective dates indicated and the results of operations of the Company (on a consolidated basis) for the periods covered.

9. BOOKS AND RECORDS. The corporate records and minute books of the Company and the material Subsidiaries have been maintained in accordance with all applicable statutory requirements and as provided to Acquiror were and will be continued to be complete and accurate in all material respects.

10. LITIGATION, ETC. Except as set forth in the Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any Subsidiary or affecting any of their properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a material adverse effect on the Company or any Subsidiary or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer, and the Company is not aware of any basis for any such claim, action, proceeding or investigation. Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or may have a material adverse effect upon, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer.

11. ENVIRONMENTAL. Except as set forth in the Disclosure Letter, neither the Company nor any Subsidiary is aware of, or has received:

     (i) any order or directive which relates to environmental matters which requires any material work, repairs, construction, or capital expenditures; or

     (ii) any demand, notice or other communication with respect to or alleging the material breach of any environmental, health, or safety law applicable to the Company or any Subsidiary, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants or hazardous substances or materials.

12. PATENT, TRADEMARK AND RELATED MATTERS. Except as set forth in the Disclosure Letter, no claims have been asserted by any person and the Company is not aware of any basis for the assertion of a claim, and neither the Company nor any of its Subsidiaries has asserted a claim against any person, with respect to any of the patents, patent rights, trademarks, trademark rights, service marks, service mark rights, tradenames, tradename rights copyrights, know-how, technology, trade secrets and other proprietary information (collectively the "INTELLECTUAL PROPERTY") owned or used by the Company or its Subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which the Company or any Subsidiary is a party. The Intellectual Property owned or used by the Company is sufficient to permit the Company and its Subsidiaries to conduct its business as presently conducted.

13. INSURANCE. The Acquiror has been given access to all policies of insurance of the Company in force as of the date hereof. Except as set forth in the Disclosure Letter, all such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Offer.

14.  TAX MATTERS.

     (A) DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

          (i) The term "TAXES" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company or any of its material Subsidiaries is required to pay, withhold or collect.

          (ii) The term "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

     (B) RETURNS FILED AND TAXES PAID. Except as set forth in the Disclosure Letter, all Returns required to be filed by or on behalf of the Company or any material Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company or any material Subsidiaries with respect to items or periods covered by such Returns.

     (C) TAX RESERVES. Except as set forth in the Disclosure Letter, the Company has paid or provided adequate accruals in its financial statements for the year ended dated March 31, 1997 for Taxes, including income taxes and related deferred taxes, in conformity with generally accepted accounting principles applicable in Canada.

     (D) RETURNS FURNISHED. For all periods ending on and after March 31, 1997, the Acquiror has been furnished by the Company true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Company or any material Subsidiary or on behalf of the Company or any material Subsidiary relating to Taxes, and (ii) all pro-forma separate federal and provincial income or franchise tax returns for the Company or any material Subsidiaries.

     (E) TAX DEFICIENCIES; AUDITS; STATUTES OF LIMITATIONS. Except as disclosed in the Disclosure Letter, no deficiencies exist or have been asserted with respect to Taxes of the Company or any material Subsidiary. Neither the Company nor any material Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against the Company or any material Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company or any material Subsidiary. Except as set forth in the Disclosure Letter, neither the Company nor any material Subsidiary has agreed to indemnify or reimburse, or to pay any refund to, any third party for any liability or benefit with respect to taxes that such third party may owe or be entitled to receive, as the case may be. Except as set forth in the Disclosure Letter, the Returns of the Company and any material Subsidiary have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened.

15. PENSION AND TERMINATION BENEFITS. Other than as disclosed in the Disclosure Letter, the Company has provided adequate accruals in its financial statements for the year ended March 31, 1998 and for the three months ended June 30, 1998 (or such amounts are fully funded) for all pension or other employee benefit obligations of the Company arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on the Company or any of its Subsidiaries as well as for any other payment required to be made by the Company in connection with the termination of employment or retirement of any employee of the Company or any Subsidiary prior to June 30, 1998.

16. UNDISCLOSED LIABILITIES. Except as set forth in the Disclosure Letter or reflected in the financial statements referred to in Section 8 of this Schedule D, neither the Company nor any of its Subsidiaries has any liability or obligation, secured or unsecured (whether absolute, accrued, contingent, or otherwise, and whether due or to become due), except those which would not individually or in the aggregate have a material adverse effect on the Company or any of its Subsidiaries, taken as a whole or individually.

17. EMPLOYEE BENEFIT PLANS. For purposes of this Section 17, "COMPANY BENEFIT PLANS" means employee benefit plans and arrangements, including without restriction those described in Section 3(3) of the EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, as amended (ERISA), with respect to which the Company or any Subsidiary has a liability, whether direct or indirect, actual or contingent, and any material bonus, incentive and similar plans maintained by the Company or any Subsidiary.

     (A) The Disclosure Letter sets forth a list of all Company Benefit Plans and the Company has delivered or made available to the Acquiror accurate and complete copies of all Company Benefit Plans text and related agreements.

     (B) Except as set forth in the Disclosure Letter, with respect to each Company Benefit Plan: (i) such plan has been administered in all material respects in accordance with its terms and applicable law;
          (ii) no breach of fiduciary duty or prohibited transaction has occurred; (iii) no actions, suits, claims or disputes are pending, or to the knowledge of the Company, threatened, other than routine claims for benefits; (iv) all contributions and premiums due have been made on a timely basis; and (v) all contributions made or required to be made under such Company Benefit Plan meet requirements for applicable tax deductibility.

18.  REAL PROPERTY LEASES

     (a) Neither the Company nor any Subsidiary owns any real property. The Disclosure Letter sets forth a list of all of the leases and subleases (the "REAL PROPERTY LEASES") under which, as of the date hereof, the Company or any Subsidiary has the right to occupy space. The Company has heretofore delivered to the Acquiror a true, correct and complete copy of all of the Real Property Leases, including all amendments thereto. Except as set forth in the Disclosure Letter, all Real Property Leases and material leases pursuant to which the Company or any Subsidiary leases personal property from others are, in all material respects, valid, binding and enforceable in accordance with their terms; neither the Company nor any Subsidiary has received notice of any default by the Company or any Subsidiary under any Real Property Lease which would have a material adverse effect; there are no existing defaults, or any condition or event which with the giving of notice or lapse of time would constitute a default, by the Company or any Subsidiary thereunder which would have a material adverse effect; and, with respect to the Company's or any Subsidiary's obligations, no uncured default or event or condition exists under any Real Property Lease which with the giving of notice or the lapse of time would constitute a default thereunder which would have a material adverse effect.

     (c) All of the land, buildings, structures and other improvements occupied by the Company and its Subsidiaries in the conduct of its business are included in the Real Property Leases.

     (d) Neither the Company nor any Subsidiary owns or holds, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property Leases or any portion thereof or interest therein.

19. COMPLIANCE WITH LAW. Except as set forth in the Disclosure Letter, the business of the Company and its Subsidiaries is not being conducted and the properties and assets of the Company and its Subsidiaries are not currently owned or operated in violation of any law, ordinance, regulation, order, judgment, injunction, award or decree of any governmental or regulatory entity or court or arbitrator, except for possible violations which either individually or in the aggregate do not, and so far as can be reasonably foreseen will not, have a material adverse effect.

20. INSIDER INTERESTS. Except as set forth in the Disclosure Letter, to the knowledge of the Company's President and Chief Executive Officer, no officer or director of the Company or any Subsidiary, and no entity controlled by any such officer or director, and no relative or spouse who resides with any such officer or director (i) owns, directly or indirectly, any material interest in any person that is or is engaged in business, other than on an arm's-length basis, as a competitor, lessor, lessee, customer or supplier of the Company or any Subsidiary or (ii) owns, in whole or in part, any tangible or intangible property that the Company or any Subsidiary uses in the conduct of the business of the Company and its Subsidiaries.

                                     SCHEDULE E

                   REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

1. ORGANIZATION. The Acquiror has been duly incorporated and organized, and is validly existing, as a corporation under the laws of the state of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

2. AUTHORITY. The Acquiror has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and no other corporate proceedings on the part of the Acquiror are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Acquiror and constitutes a valid and binding obligation of the Acquiror, enforceable by the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity. The execution and delivery of this Agreement by the Acquiror does not, and the performance by the Acquiror and Bidco of their obligations hereunder and the consummation of the transaction contemplated hereby will not, conflict with or result in a violation or breach under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or by-laws (or comparable charter documents) of the Acquiror and Bidco, or (ii) subject to the taking of the actions described in Section 4 of this Schedule E any laws or orders of any governmental or regulatory authority applicable to the Acquiror or Bidco or any of its assets or properties;

3. FINANCING. The Acquiror has made adequate arrangements to ensure that required funds are available to effect payment in full for all Shares offered to be acquired pursuant to the Offer and pursuant to Section 0 of the Agreement.

4. NO CONSENT. Except (i) for the filing of a pre-merger notification report by the Acquiror under the HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (United States), (ii) for the filing of the Offer documents with the securities commissions in all the Canadian provinces in which the holders of Shares reside and with the Securities and Exchange Commission, no consent, approval or action of, filing with or notice to any governmental or regulatory authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any governmental or regulatory authority or any contract to which the Acquiror or Bidco or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Acquiror, the performance by each of the Acquiror or Bidco of its obligations hereunder or the consummation of the transaction contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of the Acquiror or Bidco to consummate the transactions contemplated by this Agreement;

5. LITIGATION. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Acquiror, threatened against, relating to or affecting, nor to the knowledge of the Acquiror are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting the Acquiror or Bidco which could be reasonably expected to have a material adverse effect on the ability of the Acquiror or Bidco to consummate the transaction contemplated by this Agreement, and (ii) neither the Acquiror nor Bidco is subject to any order of any governmental or regulatory authority which, could be reasonably expected to have a material adverse effect on the ability of the Acquiror or Bidco to consummate the transactions contemplated in this Agreement.

6. OPTION PLAN. The Acquiror's 1998 Stock Option Plan is in effect and the Acquiror has the corporate power and authority and, subject to filings with and approval from the Quebec Securities Commission, all regulatory approvals necessary to permit the Acquiror to issue Options as contemplated by Section 1.6 of the Agreement.